Exhibit 5.1

December 18, 2013

Alpha Natural Resources, Inc.

Guarantors (as defined below)

c/o Alpha Natural Resources, Inc.

One Alpha Place

P.O. Box 16429

Bristol, Virginia 24209

Ladies and Gentlemen:

We have acted as special counsel to Alpha Natural Resources, Inc., a Delaware corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-186990) (the “Registration Statement”) and the prospectus dated March 1, 2013, as supplemented by the prospectus supplement dated December 12, 2013 (together, the “Prospectus”), of $300,000,000 of its 4.875% Convertible Senior Notes due 2020 (the “Securities”). The Securities were issued under an indenture dated as of June 1, 2011 (the “Base Indenture”) among the Company, the Company’s subsidiaries named therein, as guarantors (the “Guarantors”), and Union Bank, N.A., as trustee (the “Trustee”), as amended by the fifth supplemental indenture, dated as of December 18, 2013 (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee. The Indenture includes the guarantees of the Securities by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

CLEARY GOTTLIEB STEEN & HAMILTON LLP OR AN AFFILIATED ENTITY HAS AN OFFICE IN EACH OF THE CITIES LISTED ABOVE.

Alpha Natural Resources, Inc., et al., p. 2

(c)	an executed copy of the Underwriting Agreement dated December 12, 2013 among the Company, the Guarantors and the several underwriters named in Schedule II thereto;

(d)	an executed copy of the Indenture;

(e)	a facsimile copy of the Securities in global form as executed by the Company and authenticated by the Trustee; and

(f)	copies of the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Securities have been validly issued by the Company and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2. The Guarantees are the valid, binding and enforceable obligations of the respective Guarantors, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or any Guarantor, (a) we have assumed that the Company or such Guarantor and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

Alpha Natural Resources, Inc., et al., p. 3

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters,” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated December 18, 2013. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Michael J. Volkovitsch
Michael J. Volkovitsch, a Partner